The Simply Good Foods Company Reports Second Quarter 2023
Financial Results and Updates Full Fiscal Year 2023 Outlook

Denver, CO, April 5, 2023 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and twenty-six weeks ended February 25, 2023.

Second Quarter Summary:(1)
•Net sales of $296.6 million versus $296.7 million
•Net income(2) of $25.6 million versus $18.5 million
•Earnings per diluted share (“EPS”)(2) of $0.25 versus $0.18
•Adjusted Diluted EPS(3) of $0.32 versus $0.36
•Adjusted EBITDA(4) of $50.9 million versus $54.2 million
Full Year Fiscal 2023 Outlook:
•Reaffirm full year net sales outlook that is expected to increase slightly greater than the Company's long-term algorithm of 4-6%, including a headwind of almost 1 percentage point related to the frozen pizza licensing
•Adjusted EBITDA(4,6) anticipated to increase, but slightly less than the net sales growth rate. The Company previously expected Adjusted EBITDA(4,6) to increase in line with the net sales growth rate

“During the important “New Year, New You” season, Simply Good Foods retail takeaway in the second quarter of fiscal 2023, in the U.S. combined measured and unmeasured channels, was greater than expected and increased about 16%,” said Joseph E. Scalzo, Chief Executive Officer of Simply Goods Foods. “Marketplace performance was driven by strong retailer programming, new product success and marketing investments that continue to drive household penetration of our brands. As expected, retail takeaway growth outpaced the net sales change principally due to the significant prior year retail customer inventory build. Total Company net sales were about the same as the year ago period and slightly greater than our estimate. The gross margin decline in the second quarter was greater than expectations due to slightly higher costs throughout the supply chain. We exceeded our Adjusted EBITDA estimate due to better than expected sales performance and slightly favorable operating expenses.”

“As we look to the remainder of the year we are off to a good start as March retail takeaway in the combined U.S. measured and unmeasured channels increased about 12%. We continue to anticipate that U.S. retail takeaway will moderate over the remainder of the year due to a more challenging comparable in the year ago period and a recessionary economic environment. Therefore, we reaffirm our full year fiscal 2023 net sales growth of an increase slightly greater than our 4-6% long-term algorithm. However, full year fiscal 2023 gross margin will decline greater than our previous estimate due to the year-to-date gross margin performance and slightly higher costs within our supply chain over the remainder of the year. As a result, Adjusted EBITDA is expected to increase, but slightly less than the net sales growth rate.”

“Importantly, the nutritional snacking category remains strong, and our brands are well positioned to succeed in today’s challenging macroeconomic environment. We will continue to execute on our strategic priorities focusing on doing the right thing for our customers and consumers that should enable us to deliver on our long-term growth objectives that ultimately drive increasing shareholder value."

Fiscal Second Quarter 2023 Results

Net sales of $296.6 million was about the same as the year ago period. Net price realization was about an 8.2 percentage point contribution and core volume was off about 6.9 percentage points primarily due to the effect of the prior year retail customer inventory build. The March 2022 agreement to license the Quest frozen pizza business to Bellisio Foods was a 1.3 percentage point headwind. North America net sales increased 0.3%. International net sales declined 10.8% due to the impact of the two price increases put in place over the last fiscal year.

Total Simply Good Foods retail takeaway for the thirteen weeks ended February 26, 2023, increased 14.2% in the U.S. measured channels of IRI MULO + Convenience Stores. In the second quarter of fiscal year 2023, total Simply Good Foods combined measured and unmeasured channel U.S. retail takeaway increased about 16%. Atkins and Quest retail takeaway in the combined U.S. measured and unmeasured channels increased about 6% and 26%, respectively.

Gross profit was $102.7 million for the second quarter of fiscal 2023, a decline of $5.8 million from the year ago period, resulting in gross margin of 34.6%. The 200 basis points decline versus the year ago period was primarily due to higher ingredient and packaging costs.

In the second quarter of fiscal 2023, the Company reported net income of $25.6 million compared to $18.5 million for the comparable period of fiscal year 2022. In the second quarter of fiscal 2022, results were affected by the remeasurement of the Company’s private warrant liabilities. Specifically, in the second quarter of fiscal 2022, the Company recognized a non-operating, non-cash charge of $12.7 million related to the fair value change of private warrant liabilities. As previously disclosed, on January 10, 2022, the private warrants were fully exercised on a cashless basis, and, as a result, there were no outstanding private warrants during the second quarter of fiscal 2023.

Operating expenses of $60.2 million declined $2.3 million versus the comparable period of 2022. Selling and marketing expenses declined $2.0 million to $29.9 million largely due to timing. General and administrative (“G&A”) expenses of $25.9 million declined $0.4 million compared to the year ago period.

Net interest income and interest expense was $8.3 million, an increase of $3.0 million versus the second quarter of fiscal 2022.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $50.9 million versus $54.2 million in the year ago period.

In the second quarter of fiscal 2023, the Company reported earnings per diluted share (“Diluted EPS”) of $0.25 versus $0.18 in the year ago period. In the second quarter of fiscal 2022, Diluted EPS reflects the remeasurement of private warrant liabilities which did not repeat in the second quarter of fiscal 2023. The diluted weighted average total shares outstanding in the second quarter of fiscal 2023 was approximately 100.8 million versus 100.4 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.32 versus $0.36 in the year ago period. The calculation of Adjusted Diluted EPS for the second quarter of fiscal 2023 and the second quarter of fiscal 2022 assumes fully diluted shares outstanding(2,3) of approximately 100.8 million shares and 102.4 million shares, respectively, which reverses the exclusion of the private warrants in fully diluted shares outstanding under GAAP for the second quarter of fiscal 2022.

Year-to-Date Second Quarter 2023 Highlights vs. Year-to-Date Second Quarter 2022
•Net sales were $597.5 million versus $578.0 million
•Net income(2) of $61.5 million versus $39.6 million
•Earnings per diluted share (“EPS”)(2) of $0.61 versus $0.40
•Adjusted Diluted EPS(3) of $0.73 versus $0.79
•Adjusted EBITDA(4) of $111.7 million versus $119.8 million

Net sales increased $19.5 million, or 3.4%, to $597.5 million. Net price realization was about an 8.6 percentage point contribution to net sales growth and core volume was off about 4.1 percentage points. The March 2022 agreement to license the Quest frozen pizza business to Bellisio Foods was a 1.2 percentage point headwind. North America net sales increased 3.9% and was primarily driven by price. The international business declined 13.8%.

Gross profit was $213.7 million for the twenty-six weeks ending February 25, 2023 compared to $225.1 million in the year ago period. Gross margin was 35.8% for the year-to-date second quarter of fiscal 2023, a decrease of 310 basis points due primarily to higher ingredient and packaging costs.

Net income was $61.5 million compared to $39.6 million for the comparable period of 2022. The year-to-date second quarter fiscal 2022 results were affected by the remeasurement of the Company’s private warrant liabilities. Specifically, the Company recognized a non-operating, non-cash charge of $30.1 million in the year-to-date second quarter fiscal 2022 related to the fair value change of private warrant liabilities.

Operating expenses of $118.7 million declined $2.4 million versus the comparable period of 2022. Selling and marketing expenses were $58.5 million compared to $62.5 million in the year ago period. G&A expenses increased $1.6 million to $51.6 million, Higher corporate and executive transition expenses were partially offset by lower employee costs.

Net interest income and interest expense was $15.3 million, an increase of $3.7 million versus the comparable period of 2022.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, declined 6.8% to $111.7 million.

For the year-to-date second quarter fiscal 2023, the Company reported Diluted EPS of $0.61 versus $0.40 in the year ago period. In the year ago period, results were affected by the remeasurement of the Company’s private warrant liabilities. The diluted weighted average total shares outstanding for the twenty-six weeks ending February 25, 2023 was approximately 100.8 million versus 99.2 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.73 versus $0.79 in the year ago period. The calculation of Adjusted Diluted EPS for the year-to-date fiscal second quarter 2023 and the year-to-date fiscal second quarter 2022 assumes fully diluted shares outstanding(2,3) of approximately 100.8 million shares and 102.4 million shares to reverse the exclusion of the private warrants in fully diluted shares outstanding under GAAP.

Balance Sheet and Cash Flow

As of February 25, 2023, the Company had cash of $63.2 million. Year-to-date second quarter fiscal 2023 net cash provided by operating activities was $53.3 million, an increase of about 76% versus the year ago period.

Additionally, the Company repaid $35.0 million of its term loan debt and, at February 25, 2023, the outstanding principal balance was $365.0 million and the trailing twelve month Net Debt to Adjusted EBITDA ratio was 1.3x(5).

Outlook

In a challenging economic environment, the Company believes it is well positioned to maintain its marketplace momentum. The Company has a portfolio of brands aligned with consumer mega-trends of both health and wellness, convenience and on-the-go nutrition. Over the remainder of the year there are solid plans in place for both the Atkins and Quest brands, including, innovation, advertising, customer programming and display that the Company anticipates will drive sales and earnings growth, particularly in the fourth quarter of fiscal 2023. Therefore, the Company anticipates the following in fiscal 2023:

•Net sales to increase slightly greater than the 4-6% long-term algorithm. Included in the sales outlook is a headwind of almost 1 percentage point related to the previously discussed agreement to license the Quest frozen pizza business;

•Full fiscal year 2023 gross margin will decline greater than our previous estimate due to the year-to-date gross margin performance, and slightly higher costs within our supply chain over the remainder of the year, with most of the headwind in the third quarter;

•The Company has made significant marketing and organizational investments in its business over the past few years, which it believes will result in the growth of its consumer base, distribution and market share. As such, the Company expects total SG&A expenses to be slightly lower than last year;

•Full fiscal year 2023 Adjusted EBITDA(4,6) to increase, but slightly less than the net sales growth rate; and,

•Adjusted Diluted EPS(3,6) to increase less than the Adjusted EBITDA(4,6) growth rate due to the Company’s expectation of higher interest expense from an increase in the variable interest rate related to its term loan debt, partially mitigated by fewer shares outstanding.

___________________________________
(1) All comparisons for the second quarter ended February 25, 2023 versus the second quarter ended February 26, 2022.
(2) Reflects, for the reporting period, the Company’s private warrants to purchase shares of common stock now being classified as a liability and measured at fair value, with changes in fair value each period reported in earnings in accordance with Accounting Standards Codification 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, which affected Net income and fully diluted shares outstanding.
(3) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of EBITDA and Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(5) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(6) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2023, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, April 5, 2023, at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263. In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through April 19, 2023, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13737129.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements, and other product offerings. The product portfolio we develop, market and sell consists primarily of protein bars, ready-to-drink (“RTD”) shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Atkins Endulge®, Quest® and Quest Hero™ brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with acquisition opportunities in the nutritional snacking space. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements
Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Undue reliance should not be placed on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These forward-looking statements include, among other things, statements regarding the effect of the novel coronavirus (“COVID-19”) on our business, financial condition and results of operations, our ability to continue to operate at a profit, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy, unexpected costs, the amounts of or changes with respect to certain anticipated restructuring, raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with the Quest Acquisition, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and political conditions affecting us and the industry in which we operate, unforeseen business disruptions or other effects due to current global geopolitical tensions, including relating to Ukraine, changes in consumer preferences and purchasing habits, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	February 25, 2023	August 27, 2022
Assets
Current assets:
Cash	63,207	67,494
Accounts receivable, net	148,250	132,667
Inventories	114,008	125,479
Prepaid expenses	7,173	5,027
Other current assets	27,005	20,934
Total current assets	359,643	351,601

Long-term assets:
Property and equipment, net	17,211	18,157
Intangible assets, net	1,115,507	1,123,258
Goodwill	543,134	543,134
Other long-term assets	53,184	58,099
Total assets	2,088,679	2,094,249

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	59,400	62,149
Accrued interest	172	160
Accrued expenses and other current liabilities	20,591	39,675
Current maturities of long-term debt	240	264
Total current liabilities	80,403	102,248

Long-term liabilities:
Long-term debt, less current maturities	362,622	403,022
Deferred income taxes	112,411	105,676
Warrant liability	—	—
Other long-term liabilities	41,328	44,639
Total liabilities	596,764	655,585

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 101,873,171 and 101,322,834 shares issued at February 25, 2023 and August 27, 2022, respectively	1,019	1,013
Treasury stock, 2,365,100 shares and 1,818,754 shares at cost at February 25, 2023 and August 27, 2022, respectively	(78,451)	(62,003)
Additional paid-in-capital	1,295,584	1,287,224
Retained earnings	275,883	214,381
Accumulated other comprehensive loss	(2,120)	(1,951)
Total stockholders’ equity	1,491,915	1,438,664
Total liabilities and stockholders’ equity	2,088,679	2,094,249

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 25, 2023	February 26, 2022	February 25, 2023	February 26, 2022
Net sales	$296,584	$296,718	$597,462	$577,983
Cost of goods sold	193,852	188,195	383,738	352,905
Gross profit	102,732	108,523	213,724	225,078

Operating expenses:
Selling and marketing	29,948	31,955	58,482	62,482
General and administrative	25,934	26,288	51,575	49,990
Depreciation and amortization	4,345	4,329	8,672	8,649
Total operating expenses	60,227	62,572	118,729	121,121

Income from operations	42,505	45,951	94,995	103,957

Other income (expense):
Interest income	246	—	253	1
Interest expense	(8,497)	(5,276)	(15,552)	(11,647)
Loss in fair value change of warrant liability	—	(12,745)	—	(30,062)
(Loss) gain on foreign currency transactions	(214)	780	(106)	427
Other income	—	—	6	9
Total other expense	(8,465)	(17,241)	(15,399)	(41,272)

Income before income taxes	34,040	28,710	79,596	62,685
Income tax expense	8,398	10,249	18,094	23,072
Net income	$25,642	$18,461	$61,502	$39,613

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	53	(708)	(169)	(748)
Comprehensive income	$25,695	$17,753	$61,333	$38,865

Earnings per share from net income:
Basic	$0.26	$0.19	$0.62	$0.41
Diluted	$0.25	$0.18	$0.61	$0.40
Weighted average shares outstanding:
Basic	99,495,657	98,599,271	99,346,439	97,228,058
Diluted	100,840,887	100,414,770	100,802,169	99,152,961

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Twenty-Six Weeks Ended
	February 25, 2023	February 26, 2022
Operating activities
Net income	$61,502	$39,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,904	9,572
Amortization of deferred financing costs and debt discount	1,219	1,332
Stock compensation expense	6,332	5,697
Change in fair value change of warrant liability	—	30,062
Estimated credit losses	219	(5)
Unrealized loss (gain) on foreign currency transactions	106	(427)
Deferred income taxes	6,845	11,814
Amortization of operating lease right-of-use asset	3,330	3,293
Gain on lease termination	—	(30)
Other	118	571
Changes in operating assets and liabilities:
Accounts receivable, net	(15,899)	(6,880)
Inventories	11,063	(24,241)
Prepaid expenses	(2,145)	(1,695)
Other current assets	(4,096)	(29,211)
Accounts payable	(2,359)	6,109
Accrued interest	12	120
Accrued expenses and other current liabilities	(19,583)	(12,098)
Other assets and liabilities	(3,222)	(3,273)
Net cash provided by operating activities	53,346	30,323

Investing activities
Purchases of property and equipment	(1,738)	(4,339)
Issuance of note receivable	—	(1,500)
Investments in intangible and other assets	(195)	(187)
Net cash used in investing activities	(1,933)	(6,026)

Financing activities
Proceeds from option exercises	4,791	1,474
Tax payments related to issuance of restricted stock units and performance stock units	(2,401)	(3,289)
Payments on finance lease obligations	(151)	(157)
Repurchase of common stock	(16,448)	(20,394)
Principal payments of long-term debt	(41,500)	(25,000)
Deferred financing costs	—	(544)
Net cash used in financing activities	(55,709)	(47,910)

Cash and cash equivalents
Net decrease in cash	(4,296)	(23,613)
Effect of exchange rate on cash	9	(263)
Cash at beginning of period	67,494	75,345
Cash and cash equivalents at end of period	$63,207	$51,469

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, executive transition costs, integration costs, restructuring costs, loss in fair value change of warrant liability, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. EBITDA and Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited table provides a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen and twenty-six weeks ended February 25, 2023 and February 26, 2022:

(In thousands)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 25, 2023	February 26, 2022	February 25, 2023	February 26, 2022
Net income	$25,642	$18,461	$61,502	$39,613
Interest income	(246)	—	(253)	(1)
Interest expense	8,497	5,276	15,552	11,647
Income tax expense	8,398	10,249	18,094	23,072
Depreciation and amortization	4,952	4,831	9,904	9,572
EBITDA	47,243	38,817	104,799	83,903
Stock-based compensation expense	3,019	3,092	6,332	5,697
Executive transition costs	421	—	421	—
Integration of Quest	—	238	—	293
Restructuring	—	56	—	98
Loss in fair value change of warrant liability	—	12,745	—	30,062
Other (1)	217	(768)	114	(258)
Adjusted EBITDA	$50,900	$54,180	$111,666	$119,795
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, loss in fair value change of warrant liability, stock-based compensation expense, executive transition costs, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and twenty-six weeks ended February 25, 2023 and February 26, 2022:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 25, 2023	February 26, 2022	February 25, 2023	February 26, 2022
Diluted earnings per share	$0.25	$0.18	$0.61	$0.40

Depreciation and amortization	0.05	0.05	0.10	0.10
Stock-based compensation expense	0.03	0.03	0.06	0.06
Other (1)	—	(0.01)	—	—
Tax effects of adjustments (2)	(0.02)	(0.02)	(0.04)	(0.04)
Loss in fair value change of warrant liability (3)	—	0.13	—	0.30
Dilution impact from adjustments (3, 4)	—	(0.01)	—	(0.03)
Rounding (5)	0.01	0.01	—	—
Adjusted diluted earnings per share	$0.32	$0.36	$0.73	$0.79
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 25% for the thirteen and twenty-six weeks ended February 25, 2023 and 26% for the thirteen and twenty-six weeks ended February 26, 2022.

(3) Diluted earnings per share includes the fair value loss and related exclusion of anti-dilutive shares related to the Private Warrants in accordance with GAAP. With respect to the Company's non-GAAP measure, the non-cash fair value loss is reversed. The fair value adjustments are a permanent tax difference and do not effect tax expense. Note, mark to market gain adjustments are already excluded from the numerator, and dilutive shares are included, in calculating diluted earnings per share in accordance with GAAP.

(4) As noted above, the Company excludes the non-cash fair value loss related to its private warrant liabilities. The Company subsequently considers the dilutive share count effect of such adjustment such that the shares excluded in accordance with GAAP are included in this non-GAAP measure.

(5) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to its most directly comparable GAAP measure, which is total debt, and the calculation of the Net Debt to Adjusted EBITDA as of February 25, 2023:

(In thousands)	February 25, 2023
Total debt to Net Debt:
Current maturities of long-term debt	$240
Long-term debt, less current maturities	362,622
Total debt	362,862
Less: Deferred financing fees	2,402
Less: Finance lease liabilities	(264)
Total debt outstanding under the Credit Agreement	365,000
Less: Cash	(63,207)
Net Debt	$301,793

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the twenty-six weeks ended February 25, 2023	$111,666
Add: Adjusted EBITDA for the thirteen weeks ended August 27, 2022	234,043
Less: Adjusted EBITDA for the twenty-six weeks ended February 26, 2022	(119,795)
Trailing twelve months Adjusted EBITDA as of February 25, 2023	$225,914

Net Debt to Adjusted EBITDA	1.3	x